BIOTEN GENERAL PARTNERSHIP
                             SECOND QUARTER 1998

(i) In June 1998, EUA BIOTEN, Inc. increased each of its Profits Interest and its voting interest in BIOTEN Partnership to 80%, and BIOTEN Partnership became a subsidiary of EUA BIOTEN, Inc. for purposes of the Act.

     In June 1998, the BIOTEN Partnership formed a special purpose offshore company in Mauritius called BIOTEN GPM to serve as a Provider in connection with BIOTEN Partnership's proposed Opportunity in India.

     BIOTEN Partnership is currently installing the final components necessary to commence start-up procedures by August 31, 1998 at its Tennessee facility. EUA is currently seeking an investment partner to form a strategic alliance for the continued development of the BIOTEN Partnership's patented biomass-fired electric generation technology. EUA has committed to continue to provide funding only through October 1998, and is attempting to form an alliance by that time.

(ii) EUA Energy Investment advanced $1,025,000 in loans to BIOTEN in the second quarter of 1998. On a cumulative basis EUA Energy has invested $12,558,543 in BIOTEN, which includes amounts funded under the Research and Development Agreement prior to the formation of the Partnership.

(iii) Services were provided by 3 EUA Service Corporation staff personnel in the following areas:
                    a.  Marketing and planning
                    b.  Budgeting and funding requirements
                    c.  Construction management & scheduling

(iv)  BIOTEN's Financial Statements through June 30, 1998.

                          BIOTEN GENERAL PARTNERSHIP
                    CONSOLIDATED CONDENSED BALANCE SHEET
                              June 30, 1998
                                  (Unaudited)
                           (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Equipment, net                                 $11,410
    Land                                                48
          Total fixed Assets                        11,458
Current Assets:
    Cash and temporary Cash Investments                355
    Prepaid expenses                                    33
          Total Current Assets                         388

Other Assets:
    Intangible assets                                  773
TOTAL ASSETS                                       $12,619

         LIABILITIES AND PARTNERSHIP CAPITAL

Current Liabilities:
    Due to partners - current maturities            $  294
    accrued expenses                                 1,603
         Total Current Liabilities                   1,897

Other Liabilities:
    Due to partners                                  7,530
         Total Liabilities                           7,530

Partners' Capital:
    Partners' Capital - EUA Bioten                   3,117
    Partners' Capital - Bioten LLC                      75
         Total Partners' Capital                     3,192

Total Liabilities and Partnership Capital          $12,619


                        BIOTEN GENERAL PARTNERSHIP
                        CONDENSED INCOME STATEMENT
         For the Quarter ended and year to date period ended June 30, 1998
                                   (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED              YTD


Operating Income                              $0                 $0

Operating Expenses:
    General and Administrative Expenses      232                504
          Total Operating Expenses           232                504
Operating Income (Loss)                     (232)              (504)
Interest Expense, net                         25                 47
Net Income (Loss)                          ($257)             ($551)


                         BIOTEN GENERAL PARTNERSHIP
                          STATEMENT OF CASH FLOWS
                      For the Year Ended June 30, 1998
                                  (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Net Income (Loss)                                $(551)
    Net change in current assets and liabilities       393
       Net Cash (used in) Operating Activities        (158)
Investing Activities:
    Capital Expenditures                            (2,679)
       Net cash (used in) Investing Activities      (2,679)
Financing Activities:
    Capital Contributions and working Capital notes  3,039
       Net cash provided from Financing Activities   3,039
    Net decrease in cash                               202
Cash at December 31, 1997                              153
Cash at June 30, 1998                                $355